EXHIBIT 10.1

DaVita Inc.
Stock Appreciation Rights Agreement under the
DaVita HealthCare Partners Inc. 2011 Incentive Award Plan
Board of Directors

This Stock Appreciation Rights Agreement (this “Agreement”) is dated as of the Grant Date indicated below by and between DaVita Inc., a Delaware corporation (formerly known as DaVita HealthCare Partners Inc., and referred to herein as the “Company”) and the Grantee pursuant to the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan, as amended and restated (the “Plan”).

Primary Terms

Grantee:	«Grantee»

Address:	«Address_1»
«City», «State» «Zip»

Grant Date:	«Grant_Date»

Base Shares:	«SSAR_Award»

Base Price per Share:	$«Base_Price»

Vesting Schedule:	«SSAR_Vesting_1»
«SSAR_Vesting_2»

Expiration Date:	«Expiration_Date»

Plan Name:	2011 Incentive Award Plan

Plan ID#:	2011
This Agreement includes this cover page and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions

Grantee hereby expressly acknowledges and agrees that he or she is a member of the Board of Directors of the Company. By signing below, Grantee hereby acknowledges he or she has a copy of the Plan, and accepts and agrees to the terms and provisions of this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the Grant Date.

DaVita Inc.	Grantee

Eric Severson	«Grantee»
Chief People Officer

Note: Please mark and initial any correction to the Grantee’s name and/or address shown on this page before returning a signed copy of this agreement to Michelle Burkart, Manager, Compensation (the “Stock Plan Administrator”).

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DaVita Inc.
Stock Appreciation Rights Agreement
Board of Directors
Exhibit A – General Terms and Conditions

This Stock Appreciation Rights Agreement is dated as of _______________ ("Grant Date") by and between the Company and Board Member("Grantee") pursuant to the Plan. Capitalized terms that are used but not defined in this document shall have the meanings set forth in the Plan.

1. Grant of Stock Appreciation Rights Award

The Company hereby grants to Grantee an award of stock appreciation rights (“Award”) covering «SSAR_Award» shares (“Base Shares”) of Common Stock, pursuant to which the Grantee shall be eligible to receive a number of shares (“Gain Shares”) of Common Stock with an aggregate value equal to the difference between the Fair Market Value of one share of Common Stock on the exercise date and the base price of $«Base_Price» per share (“Base Price”) subject to Grantee’s fulfillment of the vesting and other conditions set forth in this Agreement.

2. Term of Stock Appreciation Rights Award

This Award shall be effective for the period (“Term”) from the Grant Date shown above through Expiration Date, provided that, this Award shall expire and cease to be exercisable on the date which is ninety (90) days after the date on which the Grantee’s membership on the Board of Directors of the Company terminates unless such termination is the result of (a) Grantee’s death, (b) Grantee’s disability or (c) Grantee’s retirement.

3. Exercisability

The Base Shares subject to this Award shall become exercisable ("vest") on the dates indicated under the Vesting Schedule such that this Award shall be fully exercisable on the last date listed on the table, subject to the Grantee’s continued membership on the Board of Directors of the Company through the applicable vesting date; provided, however, that the Award shall automatically vest and become immediately exercisable in its entirety in the event the Grantee retires from the Board of Directors of the Company by electing not to stand for re-election at the first annual meeting that precedes the next vesting date, provided that the Grantee remains on the Board of Directors of the Company until immediately prior to such annual meeting.

(a)    These installments shall be cumulative, so that this Award may be exercised as to any or all of the Base Shares covered by an installment at any time or times after the installment becomes vested and until this Award terminates.

(b)    The foregoing notwithstanding, in the event that either (i) in connection with a "Change of Control" (defined below), the “Acquiror” (defined below) fails to assume, convert or replace this Award, or (ii) your Board service is terminated within the twenty-four (24) month period following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below), then, in any such case, the Award shall automatically vest and become immediately exercisable in its entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the Grantee’s service in the case of (ii).

A "Change of Control" is defined herein as (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or (ii) any merger or consolidation or reorganization in which the Company does not survive, or (iii) any merger or consolidation in which the Company survives, but the shares of the Company's Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or (iv) any transaction in which more than 50% of the Company's assets are sold, provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the 6 months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the "Acquiror") immediately after such transaction

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and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror's board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

“Cause” will mean: (1) a material breach by you of your duties and responsibilities to the extent that they do not differ in any material respect from your duties and responsibilities during the ninety (90)-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) your conviction of, or a plea of nolo contendere by you, to a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

(c)    Except as otherwise provided for herein, in the event that the Grantee ceases to be a member of the Company's Board of Directors (whether by reason of death or otherwise except as specified in Sections 3(a) and 3(c)), the number of Base Shares with respect to which this Award may be exercised shall not be accelerated.

(d)    If vested Base Shares remain unexercised at the close of business on the day prior to the Expiration Date (or the preceding trading day if the Expiration Date is not a trading day), and if the Award has an in-money value of One Hundred Dollars ($100.00) or more (computed as the number of vested but unexercised Base Shares remaining under the Award multiplied by the excess of the closing price of the Common Stock on that day prior to the Expiration Date over the Award’s Base Price per Share) (the “Minimum Exercise Spread”), this Award will be automatically exercised on the Expiration Date with respect to all shares exercisable and all resulting Gain Shares will be sold by the Company on Grantee’s behalf as soon as administratively practicable on or after the Expiration Date. If the Minimum Exercise Spread is not satisfied, the Company will not automatically exercise any portion of the Award and the unexercised portion of the Award will expire at the close of business on the Expiration Date.

This procedure to automatically exercise an Award on the Expiration Date is provided as a protection against inadvertent expiration of an Award, including during a period when the Award might not otherwise be exercisable. Because any exercise of an Award is the Grantee’s responsibility, the Grantee hereby waives any claims he or she might have against the Company or any of its employees or agents if an automatic exercise of an Award does not occur for any reason and the Award expires. For avoidance of doubt, Grantee may exercise any exercisable portion of the Award prior to the time that an automatic exercise might occur pursuant to this provision, but the Company is not obligated to automatically exercise any portion of this Award at or after Grantee’s termination for Cause, as such term is defined in Exhibit B attached hereto.

4. Method of Exercising

This Award may be automatically exercised pursuant to Section 3(e), or by Grantee upon delivery of the following documents to the Company at its principal executive offices, or as otherwise required in accordance with a broker-assisted cashless exercise program:

(a)    Written notice, in the form of a completed exercise election form in a form deemed acceptable to the Company, specifying the number of full Shares with respect to which the Award is being exercised; and

(b)    Such agreements or undertakings that are required by the Committee pursuant to the Plan; and

5. Settlement of Award

Upon exercise of the Award, in whole or in part, the Company shall:

(1)    provide for the registration in book-entry form for the Grantee’s benefit of the Gain Shares (rounded down to the nearest whole number); or

(2)    deliver to Grantee a stock certificate representing the Gain Shares (rounded down to the nearest whole number).

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6. Clawback Provision

Notwithstanding any other provision in this agreement to the contrary, Grantee shall be subject to the written policies of the Company’s Board of Directors applicable to members of the Board, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from exercise of this Award, and rules adopted pursuant to the Dodd-Frank Act, and any other Board policy, law or regulation relating to recoupment or “clawback” of compensation that may exist from time to time during the Grantee’s service on the Board and thereafter. Without limiting the generality of the foregoing, Grantee and this Award shall be subject to the Company’s Incentive Compensation Clawback Policy approved by the Company’s Board of Directors on December 5, 2014 as the same may be amended from time to time, including certain provisions thereof that would allow the Company to recover any value conferred upon Grantee by this Award and/or cancel all or a part of this Award in the event of any “significant misconduct “ (as defined in such policy) by Grantee. The provisions of this Section 6 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

7. Assignments

(a)    Subject to Section 7(b) below, this Award shall be exercisable only by Grantee during Grantee's lifetime. In the event of Grantee’s death while still a member of the Board of Directors of the Company or during the ninety (90) day period immediately subsequent to the date on which the Grantee's membership on the Board of Directors of the Company terminates, this Award may be exercised by any of Grantee’s executor, heirs or administrator to whom this Award may have been assigned or transferred.

(b)    The rights of the Grantee under this Award may not be assigned or transferred except by will or by the laws of descent and distribution.

8. No Rights as a Stockholder

The Grantee shall have no rights as a stockholder of any Base Shares or Gain Shares unless and until Gain Shares are issued to him or her following the exercise of this Award.

9. Interpretation of Award

(a)    This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b)    Any provision in this Award inconsistent with the Plan shall be superseded and governed by the Plan.

10. Restrictions on Transfer of Gain Shares

Grantee acknowledges that any Gain Shares issued upon exercise of this Award may be subject to such transfer restrictions that prohibit any transfer, pledge, sale or disposition of the Gain Shares as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

11. Amendments

This Award may be amended at any time with the consent of the Company and the Grantee.

12. Confidentiality

Grantee shall not at any time disclose or use for Grantee's direct or indirect personal benefit or purposes or for the benefit or purposes of any person, firm, partnership, joint venture, association, corporation, or other business organization, entity or enterprise other than the Company or any of its subsidiaries or affiliates (whether during or after the termination of Grantee's membership on the Board of Directors of the Company), any trade secret, information, data or other confidential information relating to customers, development programs, costs, marketing plans, acquisitions and investments, sales activities, promotions, credit and financial data, financing methods, plans of the business and affairs of the Company generally, or any of its subsidiaries or affiliates; provided, however, that the foregoing shall not apply to (i) information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Grantee's breach of this Section 12; or (ii) disclosure that is required by any applicable law, rule or regulation (including compliance with any oral or written interrogatories or requests for information or documents pursuant to any subpoena or in connection

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with discovery proceedings in any litigation or similar process to which Grantee may be subject); provided, however, that Grantee shall provide the Company with at least ten (10) days’ advance written notice of the legal requirement to disclose prior to disclosure and assist DaVita as requested in obtaining a protective order or other similar relief. Grantee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.

Nothing in this Agreement (including with respect to Confidential Information, Trade Secrets, and other obligations) is intended to be or will be construed to prevent, impede, or interfere with Grantee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Grantee’s employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Grantee is not required to contact the Company regarding the subject matter of any such communications before Grantee engages in such communications. In addition, nothing in this Agreement is intended to restrict  Grantee’s legally protected right to discuss wages, hours or other working conditions with co-workers or in any way limit Grantee’s rights under the National Labor Relations Act or any whistleblower act.

13. Non-Solicitation

Grantee agrees that while Grantee is a member of the Company’s Board of Directors and for the one-year period following the termination of such relationship for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of the Company’s, or any of its subsidiaries’ or affiliates’, employees to work for any other individual, partnership, limited liability company, corporation, independent practice association, management service organization, or any other entity (collectively, “Person”), (ii) hire any of the Company’s, or any of its subsidiaries’ or affiliates’, employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of the Company’s, or any of its subsidiaries’ or affiliates’, employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of the Company, or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of the Company, or any of its subsidiaries or affiliates, to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of the Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company, or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with the Company, or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with the Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of the Company, or any of its subsidiaries or affiliates.

If, at any time within (a) the Term, or (b) one (1) year after termination of such relationship, whichever is the latest, Grantee breach the non-solicitation provision, then (1) this Award shall terminate effective on the date on which Grantee enters into such activity; and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any gain realized by Grantee from exercising all or a portion of this Award. In the event of any conflict between the language of this Section 13, on the one hand, and the language of Section 6 of this Award or of the Company’s Incentive Compensation Clawback Policy as the same may be amended from time to time, on the other hand, the language of Section 6 of this Award and of the Company’s Incentive Compensation Clawback Policy shall be controlling. The provisions of this Section 13 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

14. Compliance

It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s Code of Conduct, Policies and Procedures, JV Compliance Handbook, MDA Compliance Handbook, Gift Policy and the credentialing process (collectively, the “Policies”).

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Grantee may not improperly use something of value to attempt to induce or actually induce, either directly or indirectly, a patient to switch to, or continue to receive, treatment at a Company facility center in violation of the Policies.  Inducement may include paying a patient, providing gifts, or otherwise providing something of value to a patient to switch to, or continue to receive treatment at a Company facility center. Grantee also may not attempt to induce or actually induce a referral source with something of value to obtain referrals in violation of the Policies.
If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, violates the requirements of the immediately preceding two paragraphs, then Grantee will forfeit any unvested portion of the Award granted under this Agreement and be subject to immediate disciplinary action, up to and including termination of Grantee’s membership on the Board of Directors of the Company. The provisions of this Section 14 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies, or any laws or regulations.

If at any time Grantee has questions or concerns about the provisions in this Section 14, or suspects any improper conduct related to this initiative, Grantee should immediately contact Team Quest.  Grantee also may anonymously and confidentially call the Company’s Compliance Hotline at 888-458-5848.

15. Compliance with Law

No shares of Common Stock shall be issued and delivered for a Gain Share unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

If any provision of this Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Agreement shall remain in full force and effect.

16. Electronic Delivery and Execution

This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator no later than «Agmt_Deadline».

Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

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